Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
UL INC.
The present name of the corporation is UL Inc. The corporation was incorporated under the name "Underwriters Laboratories (USA) Inc." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 21, 2008. This Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:
ARTICLE I
The name of the Corporation is UL Inc.
ARTICLE II
The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The objects and purposes of the Corporation are:
A.    To promote safe living and working environments throughout the world;
B.    To contract with manufacturers, governmental agencies and others for examination, classification testing and inspection of materials, devices, products, equipment, constructions, methods, and systems with reference to the hazards appurtenant thereto, environmental effects thereof or other characteristics affecting safe living and working environments; and to report and circulate the results of such examinations, tests, inspections and classifications to insurance organizations, public safety authorities, governmental bodies or agencies, other interested parties and the public by the publication of tests, descriptions and reports of such examined tested, inspected or classified materials, devices, products, equipment constructions, methods and systems, by the provision for the attachment of markings or labels thereto or the issuance of certificates thereon or in such other manner as from time-to-time may be deemed advisable; and
C.    To engage in any other lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

ARTICLE IV
A.    Classes of Stock. The Corporation is authorized to issue shares of capital stock to be designated, respectively, "Class A Common Stock" and "Class B Common Stock". The total number of shares of capital stock that the Corporation is authorized to issue is 400,000,000 shares, consisting of: 200,000,000 shares of Class A Common Stock, par value $0.00l per share (the "Class A Common Stock") and 200,000,000 shares of Class B Common Stock, par value$0.001 per share (the "Class B Common Stock").
Upon this Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the corporation's Common Stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock"), will automatically be reclassified into one share of Class A Common Stock. Each certificate that theretofore represented shares of Old Common Stock represented by such certificate shall thereafter represent that number of shares of Class A Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Class A Common Stock to which such person is entitled under the foregoing reclassification.
B.    Rights of Class A Common Stock and Class B Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of the Class A Common Stock and Class B Common Stock are as follows:
1.    Voting Rights.
(a)    General Right to Vote Together; Exception. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders.
(b)    Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to [ten (10)] votes for each such share, and each holder of Class B Common Stock shall be entitled to one (1) vote for each such share.
2.    Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:
(a)    Dividends and Distributions. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that in the event a Distribution is paid in the form of Class A Common Stock or Class B Common Stock (or Rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be).
(b)    Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
(c)    Equal Treatment in a Change of Control or any Merger Transaction. In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Corporation with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.
3.    Voluntary Conversion of Class A Common Stock.
(a)    Voluntary Conversion. Each one (1) share of Class A Common Stock shall be convertible into one (1) share of Class B Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.
(b)    Automatic Conversion. Each one (1) share of Class A Common Stock shall automatically, without any further action, convert into one (1) share of Class B Common Stock upon the date specified by affirmative vote of the holders of at least sixty-six and two-thirds percent (66- 2/3%) of the outstanding shares of Class A Common Stock, voting as a single class.
(c)    Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class A Common Stock into Class B Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable.

(d)    Immediate Effect. Upon any conversion of Class A Common Stock to Class B Common Stock, all rights of the holder of shares of Class A Common Stock shall immediately cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class B Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class B Common Stock.
(e)    Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock into shares of Class B Common Stock.
C.    No Further Issuances. Except for the issuance of Class A Common Stock pursuant to a dividend payable in accordance with Article IV, Section B.2(a), the Corporation shall not at any time after the Effective Time issue any additional shares of Class A Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock.
ARTICLE V
The following terms, where capitalized in this Certificate, shall have the meanings ascribed to them in this Article V:
"Change of Control Share Issuance" means the issuance by the Corporation, in a transaction or series of related transactions, of voting securities representing more than two percent (2%) of the total voting power (assuming for purposes of this calculation that the Class A Common Stock and Class B Common Stock each have one (1) vote per share) of the Corporation before such issuance to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) that immediately prior to such transaction or series of related transactions held fifty percent (50%) or less of the total voting power of the Corporation (assuming for purposes of this calculation that the Class A Common Stock and Class B Common Stock each have one (1) vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the Corporation (assuming the Class A Common Stock and Class B Common Stock each have one (1) vote per share).
"Change of Control Transaction" means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Corporation's Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation's property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a "Change of Control Transaction"; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation's capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; (iii) the recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation's capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; and (iv) any Change of Control Share Issuance.
"Distribution" means (i) any dividend or distribution of cash, property or shares of the Corporation's capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.
"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.
"Rights" means any option, warrant, conversion right or contractual right of any kind to acquire shares of the Corporation's authorized but unissued capital stock.
ARTICLE VI
A.    Board Size. The total number of authorized directors constituting the Board of Directors (the "Whole Board") shall be no less than ten (10) and subject to such higher membership or other limitation, as fixed from time-to-time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. No less than ten (10) members of the Board of Directors shall be then current members of the Board of Trustees of Underwriters Laboratories Inc., a Delaware non-stock, non-profit corporation.
B.    Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation with or without cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.
ARTICLE VII
The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A.    Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred by statute or by this Certificate or the Bylaws of the Corporation, the Board of
Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
B.    Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.
C.    Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the General Corporation Law, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
D.    Special Meetings. Special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chairman of the Board of Directors; (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation (in the absence of a chief executive officer). The Board of Directors may postpone or reschedule any previously scheduled special meeting.
E.    Stockholder Action by Written Consent. If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Exchange Act, for so long as such class is so registered, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
F.    No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.
ARTICLE VIII
A.    Director Exculpation. To the fullest extent permitted by the General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the General Corporation Law; or (d) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article VIII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
B.    Indemnification. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the Bylaws of the Corporation or in any contract of indemnification entered into by the Corporation and any such person.
C.    Vested Rights. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE IX
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders; (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law, this Certificate or the Bylaws of the Corporation; (iv) any action to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws of the Corporation; or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.
ARTICLE X
Except as provided in Article VIII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate, (i) the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate inconsistent with, ARTICLE VI, ARTICLE VII, ARTICLE VIII or this ARTICLE X and (ii) the affirmative vote of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, shall be required to amend or repeal, or adopt any provision of this Certificate inconsistent with, ARTICLE IV, ARTICLE V or this clause (ii) of ARTICLE X of this Certificate.
IN WITNESS WHEREOF, UL Inc. has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this 30th day of December, 2011.

UL INC.

By:	/s/Michael A. Saltzman
Name:	Michael A. Saltzman
Title:	Senior Vice President and Chief Financial Officer

CERTIFICATE OF AMENDMENT OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
UL INC.
UL Inc. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:
1.The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section A. of Article VI, thereof and inserting the following in lieu thereof:
A.Board Size.  The total number of authorized directors constituting the Board of Directors (the "Whole Board") shall be no less than (9) and subject to such higher membership or other limitation, as fixed from time-to-time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.
2.The foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
3.All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer on this 4th day of October, 2019.

UL INC.

By:	/s/ Jacqueline K. McLaughlin.
Jacqueline K. McLaughlin
Senior Vice President, Chief Legal and Compliance Officer & Corporate Secretary